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March 22, 2003


Dear Stockholder:

The Governor of Massachusetts recently signed into law a supplemental budget bill intended to close a projected $650 million budget deficit for the Commonwealth of Massachusetts' current fiscal year ending on June 30, 2003. The new law contains a variety of different revenue raising provisions, one that includes changes to the way banks in Massachusetts, such as Enterprise Bank, are taxed. Specifically, the state's tax laws have been legislatively changed, on a retroactive basis back to 1999, to impose taxes on income earned by a bank's real estate investment trust ("REIT") subsidiary. Additionally, since October 2002, the Massachusetts Department of Revenue has been challenging the taxation of REITs, which was a precursor to this legislative action.

     Outside legal counsel has advised us that this retroactive provision may be unconstitutional. Nonetheless, Enterprise Bank, along with an estimated 50 Massachusetts banks affected, have been advised by their accounting firms to immediately reserve for the entire amount of any possible retroactive state tax due. As a result, we will record a one-time charge of $1.9 million in our first quarter ending on March 31, 2003 to account for the maximum potential income tax liability related to such retroactive taxes for 1999-2002. We intend to protect all of our available rights regarding our payment of state taxes in prior years, however we cannot predict at this time whether we, or other banks, will succeed in recouping some or all of the income tax expense that we are now required to charge to earnings.

The $1.9 million one-time income tax expense referred to above will have a significant impact on our 2003 earnings. Nonetheless, after the $1.9 million charge that we will record as a result of the new law, we expect net income for the first quarter of 2003 to be in the range of $475-500 thousand and net income for the full year 2003 to be in the range of $6.0 million to $6.4 million (2002 net income was $6.3 million). This one-time charge will have no effect on our fundamental financial strength, our strong competitive position in our market area, our dividend policy (the Board of Directors sets the dividend at the April Board meeting) or our continuing success and financial growth.

I have enclosed an informative article from the American Banker which expresses the banking community's reaction to this matter.

On behalf of our entire Enterprise organization, I thank you for your continuing
loyalty  and  support.   If  you  have  any  questions  please  call  either  me
(978-656-5501), Richard Main (978-656-5511) or Jack Clancy (978-656-5502).


Very truly yours,


/s/George L. Duncan
------------------------
   George L. Duncan
   Chairman and Chief
     Executive Officer

Enclosure